Exhibit 10.1

SECOND AMENDMENT TO

REVOLVING CREDIT AGREEMENT

Second Amendment to Revolving Credit Agreement, dated as of July 15, 2004 (the “Second Amendment”), by and among LIFELINE SYSTEMS, INC., a Massachusetts corporation (the “Borrower”), CITIZENS BANK OF MASSACHUSETTS and the other lending institutions listed on Schedule 1 to the Credit Agreement (as hereinafter defined) (the “Lenders”), amending certain provisions of the Revolving Credit Agreement, dated as of August 28, 2002 (as amended and in effect from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders and CITIZENS BANK OF MASSACHUSETTS, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) as more fully set forth herein. Terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.

WHEREAS, the Borrower and the Lenders have agreed to modify certain terms and conditions of the Credit Agreement as specifically set forth in this Second Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Amendment to §1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended as follows:

(a) The definition of “Applicable Margin” is hereby amended by deleting such definition in its entirety and restating it as follows:

Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Leverage Ratio as determined on the last day of the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Leverage Ratio	Base Rate Loans	LIBOR Rate Loans	Letter of Credit Fees	Commitment Fees

I	Greater than or equal to 1.50:1.00	0%	1.50%	1.50%	.25%

II	Less than 1.50:1.00 but greater than or equal to 1.00:1.00	0%	1.25%	1.25%	.25%

III	Less than 1.00:1.00 but greater than or equal to 0.75:1.00	0%	1.00%	1.00%	.25%

IV	Less than 0.75:1.00	0%	.75%	.75%	.125%

Notwithstanding the foregoing, (a) for the Revolving Credit Loans outstanding and the Letter of Credit Fees payable during the period commencing on July 15, 2004 through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending June 30, 2004, the Applicable Margin shall be the Applicable Margin set forth in Level IV above, and (b) if the Borrower fails to deliver any Compliance Certificate pursuant to §8.4(c) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

(b) The definition of “Hedging Agreement” is hereby amended by inserting immediately at the end of such definition the following new sentence: “To the extent the Borrower requests Citizens to enter into a Hedging Agreement with the Borrower, Citizens will consider such a request (but is not obligated to honor such request), subject to its normal underwriting and approval criteria in respect thereof.”

(c) The definition of “Revolving Credit Loan Maturity Date” is hereby amended by deleting the date “August 27, 2005” which appears in such definition and substituting in place thereof the words “The third anniversary of the Second Amendment Effective Date”.

(d) Section 1.1 of the Credit Agreement is further amended by inserting the following definitions in the appropriate alphabetical order:

Acquisition Loan. As such term is defined in §2.2 hereof.

Commitment Fee Calculation Amount. From (a) the Closing Date through and including July 15, 2004, an amount equal to the Total Commitment; (b) from July 15, 2004 until the first date to occur on which the aggregate principal amount of all outstanding Revolving Credit Loans plus all Unpaid Reimbursement Obligations plus the Maximum Drawing Amount of all issued and outstanding Letters of Credit exceeds $15,000,000 (such date being hereinafter referred to as the “Commitment Fee Increase Trigger Date”), an amount equal to $15,000,000; and (c) from and after the Commitment Fee Increase Trigger Date, an amount equal to the Total Commitment.

Consolidated Total Funded Indebtedness. With respect to the Borrower and its Subsidiaries, as at any date of determination, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Leases or any Capitalized Leases, and (iv) the maximum drawing amount of all letters of credit outstanding and bankers acceptances plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Borrower or any of its Subsidiaries.

Consolidated US EBITDA. With respect to the Borrower and its Domestic Subsidiaries for any fiscal period, an amount equal to Consolidated US Net Income for such period, plus to the extent deducted in the calculation of Consolidated US Net Income and without duplication, (a) depreciation and amortization for such period, (b) other noncash charges for such period which are reasonably acceptable to the Administrative Agent, (c) income tax expense for such period, and (d) Consolidated US Total Interest Expense paid or accrued during such period, and minus, to the extent added in computing Consolidated US Net Income and without duplication, all noncash gains (including income tax benefits) for such period, all as determined in accordance with GAAP.

Consolidated US Net Income (or Deficit). The consolidated net income (or deficit) of the Borrower and its Domestic Subsidiaries, after all deduction of expenses, taxes and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

Consolidated US Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Domestic Subsidiaries during such period on all Indebtedness of the Borrower and its Domestic Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including any payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

Leverage Ratio. As at any date of determination, the ratio of (a) Consolidated Total Funded Indebtedness outstanding on such date to (b) Consolidated US EBITDA for the Reference Period ending on such date.

Second Amendment Effective Date. July 15, 2004.

§2. Amendment to §2 of the Credit Agreement. Section 2 of the Credit Agreement is hereby amended as follows:

(a) Section 2.2 of the Credit Agreement is hereby amended by deleting the words “at the rate of one eighth of one percent (1/8%) per annum on the average daily amount during each calendar or portion thereof from the date hereof to the Revolving Credit Loan Maturity Date by which the Total Commitment” which appear in the first sentence thereof and substituting in place thereof the words “at the rate per annum of the Applicable Margin with respect to the Commitment Fee as in effect from time to time on the average daily amount during each calendar or portion thereof from the date hereof to the Revolving Credit Loan Maturity Date by which the Commitment Fee Calculation Amount”.

(b) Section 2.6 of the Credit Agreement is hereby amended by deleting the words “(iii) the Interest Period for such Revolving Credit Loan and (iv) the type of such Revolving Credit Loan” which appear in the second sentence of §2.6 and substituting in place thereof the words “(iii) the Interest Period for such Revolving Credit Loan, (iv) the portion being used to finance all or any portion of a Permitted Acquisition (such portion being hereinafter referred to as the “Acquisition Loan”), and (v) the Type of such Revolving Credit Loan”.

§3. Amendment to §3 of the Credit Agreement. Section 3.2 of the Credit Agreement is hereby amended by deleting §3.2 in its entirety and restating it as follows:

3.2. Mandatory Repayments of Revolving Credit Loans.

3.2.1. General. If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment at such time, then the Borrower shall immediately repay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.2.2. Acquisition Loan Amortization. The Borrower promises to pay to the Administrative Agent for the account of the Lenders the principal amount of each Acquisition Loan in consecutive quarterly payments, with each such quarterly payment being in an amount which would equal that which would be required to be paid on a five year amortization schedule, with each such installments to be due and payable on the last day of each calendar quarter of each calendar year, commencing on the first such date which occurs after the date such Acquisition Loan is made to the Borrower, with a final payment on the Revolving Credit Loan Maturity Date in an amount equal to the unpaid balance of each such Acquisition Loan.

§4. Amendment to §9 of the Credit Agreement. Section 9.5.1(c)(viii) of the Credit Agreement is hereby amended by deleting §9.5.1(c)(viii) in its entirety and restating it as follows:

(viii) the Borrower shall have provided the Lenders with evidence satisfactory to the Lenders that the aggregate amount of the consideration paid by the Borrower or any Subsidiary in connection with any Permitted Acquisition represents a comparable multiple to other recent transaction and, in addition, (1) the aggregate amount of the purchase price for any single acquisition or series of related acquisitions shall not exceed $7,500,000 without the Administrative Agent’s and the Required Lenders’ prior written approval; and (2) the aggregate amount of the purchase price for all Permitted Acquisitions consummated over the life of this Credit Agreement shall not exceed $15,000,000 without the Administrative Agent’s and the Required Lenders’ prior written approval;

§5. Amendment to Schedule 1 to the Credit Agreement. Schedule 1 to the Credit Agreement is hereby amended by deleting Schedule 1 to the Credit Agreement and substituting in place thereof the Schedule 1 attached hereto.

§6. Conditions to Effectiveness. This Second Amendment shall not become effective until the Administrative Agent receives a counterpart of this Second Amendment, executed by the Borrower, the Guarantor and the Lenders.

§7. Representations and Warranties. The Borrower hereby repeats, on and as of the date hereof, each of the representations and warranties made by the Borrower in §7 of the Credit Agreement (except to the extent of changes resulting from transactions contemplated or permitted by this Second Amendment, the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date), provided, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby. In addition, the Borrower hereby represents and warrants that the execution and delivery by the Borrower and each of its Subsidiaries of this Second Amendment and the performance by the Borrower and each of its Subsidiaries of all of its agreements and obligations under the Credit Agreement as amended hereby are within the corporate authority of the Borrower and each such Subsidiary and have been duly authorized by all necessary corporate or similar action on the part of the Borrower and each such Subsidiary.

§8. Ratification, Etc. Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Guaranty, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Second Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§9. No Waiver. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Administrative Agent or the Lenders consequent thereon.

§10. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

§11. Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS).

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as a document under seal as of the date first above written.

LIFELINE SYSTEMS, INC.

By:	/s/ Mark G. Beucler
Title:	CFO

CITIZENS BANK OF MASSACHUSETTS

By:	/s/ Victoria Lazzell
Title:	Vice President

RATIFICATION OF GUARANTY

The undersigned guarantor (the “Guarantor”) hereby acknowledges and consents to the foregoing Second Amendment as of July 15, 2004, and agrees that the Guaranty from the Guarantor dated as of August 28, 2002 in favor of the Administrative Agent and the Lenders and all other Loan Documents to which the Guarantor is a party remains in full force and effect, and the Guarantor confirms and ratifies all of its obligations thereunder.

LIFELINE SYSTEMS SECURITIES CORPORATION

By:	/s/ Mark G. Beucler
Title:	CFO

SCHEDULE 1

Lenders; Commitment

Lender	Commitment	Commitment Percentage
Citizens Bank of Massachusetts Domestic Lending Office: 28 State Street Boston, Massachusetts 02109 LIBOR Lending Office: same Attn: Victoria P. Lazzell, Vice President	$30,000,000	100%
Totals:	$30,000,000	100%